CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century Quantitative Equity Funds, Inc. of our reports dated August 17, 2021, relating to the financial statements and financial highlights, which appear in the American Century Equity Growth Fund’s, the American Century Global Gold Fund’s, the American Century Disciplined Core Value Fund’s, the American Century Small Company Fund’s, the American Century Utilities Fund’s, and the American Century Disciplined Growth Fund’s Annual Report on Form N-CSR for the year ended June 30, 2021. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
October 27, 2022